Exhibit 99.1
Sun Country Airlines Reports Second Quarter 2024 Results
Revenue of $254 million, impacted by late-June cancellations
GAAP diluted EPS of $0.03, operating income of $12 million and margin of 4.9%
Adj. diluted EPS(1) of $0.06, adjusted operating income(1) of $14 million and margin of 5.5%
MINNEAPOLIS. August 1, 2024. Sun Country Airlines Holdings, Inc. (“Sun Country Airlines,” “Sun Country,” the “Company”) (NASDAQ: SNCY) today reported financial results for its second quarter ended June 30, 2024.

“Sun Country is pleased to report our eighth consecutive profitable quarter with GAAP EPS of $0.03 and adjusted EPS of $0.06(1),” said Jude Bricker, Chief Executive Officer of Sun Country. “Despite a soft domestic revenue environment and some late-June operational challenges, we delivered a GAAP operating margin of 4.9% and an adjusted operating margin of 5.5%(1). Sun County’s financial results continue to be among the industry leaders at a particularly challenging time for low-cost airlines. This is the direct result of the unique, diversified model that we have built over the last 6 years. The revised agreement with Amazon that we announced in June will further strengthen the diversification of our revenue base and should significantly add to our earnings. We want to thank our employees for their hard work and dedication during a challenging operating period.”
Overview of Second Quarter

	Three Months Ended June 30,
(unaudited) (in millions, except per share amounts)	2024	2023	% Change
Total Operating Revenue	$254.4	$261.1	(2.6)
Operating Income	12.4	35.6	(65.3)
Income Before Income Tax	3.1	26.8	(88.5)
Net Income	1.8	20.6	(91.2)
Diluted earnings per share	$0.03	$0.35	(91.4)

	Three Months Ended June 30,
(unaudited) (in millions, except per share amounts)	2024	2023	% Change
Adjusted Operating Income (1)	$13.9	$40.0	(65.2)
Adjusted Income Before Income Tax (1)	4.7	31.3	(85.1)
Adjusted Net Income (1)	3.0	24.1	(87.5)
Adjusted diluted earnings per share (1)	$0.06	$0.40	(85.0)

	Six Months Ended June 30,
(unaudited) (in millions, except per share amounts)	2024	2023	% Change
Total Operating Revenue	$565.9	$555.2	1.9
Operating Income	67.5	91.4	(26.1)
Income Before Income Tax	49.6	76.4	(35.1)
Net Income	37.1	58.9	(37.0)
Diluted earnings per share	$0.67	$0.99	(32.3)

	Six Months Ended June 30,
(unaudited) (in millions, except per share amounts)	2024	2023	% Change
Adjusted Operating Income (1)	$70.6	$98.5	(28.3)
Adjusted Income Before Income Tax (1)	52.7	83.8	(37.1)
Adjusted Net Income (1)	39.5	64.5	(38.8)
Adjusted diluted earnings per share (1)	$0.72	$1.08	(33.3)
Amounts presented in the tables above may not recalculate due to rounding

For the quarter ended June 30, 2024, Sun Country reported net income of approximately $2 million and income before income tax of $3 million, on $254 million of revenue. Adjusted income before income tax(1) for the quarter was approximately $5 million. GAAP operating income during the quarter was $12 million, while adjusted operating income(1) was $14 million, operating margin was 4.9% and adjusted operating margin(1) was 5.5%.

“Despite the challenging domestic revenue environment, and the fact that second quarter is a seasonally weaker quarter for Sun Country, we continued our two-year run of profitable quarters,” said Dave Davis, President and Chief Financial Officer. “Our results were driven by continued cost control, as total operating expense grew less than total block hours and adjusted CASM(2) decreased by 4.9% year over year. This is the third consecutive quarter where Sun Country’s unit costs declined on a year-over-year basis. The strength of the Sun Country model is driven by our diversified revenue streams, which other carriers cannot readily duplicate. We move capacity to the lines of business that will maximize profitability. Our revised agreement with Amazon is a great example of the power of this diversification. As new Amazon aircraft come into service starting in late-first quarter 2025, we intend to moderately shrink our scheduled service business to accommodate the Amazon growth. Our intent is to begin growing the scheduled service business again in 2026.”
Notable Highlights

•Entered into a revised Air Transport Services Agreement with Amazon that includes an extension of the agreement through 2030 with options to further extend through 2037, the addition of eight new freighter aircraft to our fleet and revised economics reflecting the realities of the post-pandemic cost environment.
•Launched a new mobile app to enhance the travel experience for Sun Country customers.
•Extended the existing leases on two 737-800 aircraft Sun Country has on lease to another carrier. These aircraft are now expected to redeliver to Sun Country in May 2025 and November 2025, respectively. Upon expiry of these subleases, the aircraft are expected to be inducted into the Sun Country passenger fleet.
•Extended the selling schedule through April 29, 2025 which includes more than 55 nonstop destinations from Minneapolis-St Paul next winter.
•Announced new international service from Milwaukee, WI to the Dominican Republic and Jamaica. Sun Country now offers the most international destinations from Milwaukee.
Capacity
System block hours flown during the second quarter of 2024 grew by 8.9% year-over-year. All of this growth was allocated to the scheduled service business, resulting in an 18.2% increase in scheduled service ASMs. Scheduled service ASM growth will slow substantially in the third quarter of 2024 to an expected 7 to 8% increase over third quarter 2023. Cargo block hours declined in the second quarter by 2.4% year-over-year due to scheduled maintenance during the quarter.
Charter block hours under long-term contracts comprised over 77% of the total charter flying performed in the second quarter of 2024. Second quarter ad-hoc charter block hours grew 57% versus a year ago. Charter flying was also optimized to minimize non-productive ferry flights, resulting in improved performance on an overall block hours decline of 10.2% year-over-year.
Revenue
The domestic market continued to be impacted by overcapacity in the second quarter which pressured unit revenue. The Company reported total revenue of $254 million for the second quarter, which was 2.6% less than the second quarter of 2023. Scheduled service TRASM(3) of 10.03 cents decreased 21.3% year-over-year, while scheduled service ASMs increased 18.2%. The second quarter 2024 total fare per scheduled passenger of $142 was lower than second quarter 2023 by 20.1% as scheduled service revenue passengers grew 16.1%. The Company’s second quarter charter service revenue was $51 million, an increase of 2.8% year-over-year.

On a rate basis, second quarter 2024 charter revenue per block hour was 14.4% higher than the rate in the second quarter of 2023. This rate increase includes the impact of higher fuel prices.
In the second quarter of 2024, cargo revenue was $25 million, a 1.7% increase versus the second quarter of 2023. The variance was primarily driven by the annual rate escalation which went into effect in mid-December 2023.
Cost

Sun Country continues to demonstrate excellent cost management, with second quarter CASM falling 5.1% and adjusted CASM(2) falling 4.9% year-over-year. Total GAAP operating expenses increased 7.3% year-over-year, primarily due to an 18.8% increase in fuel expense resulting from a 5.5% increase in fuel price and a 19.6% increase in scheduled service block hours. Non fuel expenses that exceeded block hour growth included ground handling expenses, which increased 16.6% driven by a 12% increase in passenger segment departures as well as an increase in rate, and landing fees and airport rent which increased 14.9% due to the expiration of COVID assistance that airports have used to limit rate increases. The remaining expenses grew less than total block hour growth.
Balance Sheet and Liquidity
Total liquidity(4) was $153 million on June 30, 2024, while the Company’s net debt(5) was $552 million.

(in millions - amounts may not recalculate due to rounding)	June 30, 2024	December 31, 2023
	(Unaudited)
Cash and Cash Equivalents	$26.9	$46.3
Available-for-Sale Securities	101.9	134.2
Amount Available Under Revolving Credit Facility	24.4	24.7
Total Liquidity	$153.2	$205.2

(in millions - amounts may not recalculate due to rounding)	June 30, 2024	December 31, 2023
	(Unaudited)
Total Debt, net	$365.5	$401.6
Finance Lease Obligations	297.3	277.3
Operating Lease Obligations	17.8	18.8
Total Debt, net, and Lease Obligations	680.6	697.7
Cash and Cash Equivalents	26.9	46.3
Available-for-Sale Securities	101.9	134.2
Net Debt	$551.8	$517.2
Fleet
As of June 30, 2024, the Company had 44 aircraft in its passenger service fleet, operated 12 freighter aircraft in its cargo operation and had seven aircraft that are currently on lease to unaffiliated airlines.
Guidance for Third Quarter 2024

	Q3 2024	H/(L) vs Q3 2023
Total revenue - millions	$245 to $255	(2%) to 2%
Economic fuel cost per gallon	$2.82	(11)%
Operating income margin - percentage	3% to 5%	(5pp) to (3pp)
Effective tax rate	23%
Total system block hours - thousands	36.5 to 37.5	5% to 8%

Conference Call & Webcast Details
Sun Country Airlines will host a conference call to discuss its second quarter 2024 results at 8:30 a.m. Eastern Time on Friday, August 2, 2024. A live broadcast of the conference call will be available via the investor relations section of Sun Country Airlines’ website at https://ir.suncountry.com/news-events/events-and-presentations. The online replay will be available on the same website approximately one hour after the call.
About Sun Country Airlines
Sun Country Airlines is a new breed of hybrid low-cost air carrier, whose mission is to connect guests to their favorite people and places, to create lifelong memories and transformative experiences. Sun Country dynamically deploys shared resources across our synergistic scheduled service, charter, and cargo businesses. Based in Minnesota, we focus on serving leisure and visiting friends and relatives (“VFR”) passengers and charter customers and providing cargo service to Amazon, with flights throughout the United States and to destinations in Mexico, Central America, Canada, and the Caribbean. For photos, b-roll and additional company information, visit https://www.stories.suncountry.com/multimedia.

End Notes

1 -	See additional details, including reconciliations to the most comparable GAAP measures, in the section titled “Non-GAAP financial measures”
2 -	Adjusted CASM is a non-GAAP measure derived from CASM by excluding fuel costs, non-cash management stock compensation expense, costs arising from its cargo operations, depreciation and amortization recognized on certain assets that generate lease income, certain commissions, and other costs of selling its vacations product from this measure. See table titled “Reconciliation of CASM to Adjusted CASM”
3 -
Scheduled Service TRASM includes Schedule Service revenue, Ancillary revenue, and ASM generating revenue classified within Other Revenue on the Condensed Consolidated Statement of Operations / Scheduled Service ASMs. Other Revenue includes rental revenue associated with certain assets that generate lease income of approximately $9.9 and $5.9 million in the three months ended June 30, 2024 and 2023 and $19.1 and $5.9 in the six months ended June 30, 2024 and 2023, respectively, which is not included.

4 -	Total liquidity = cash and cash equivalents + available-for-sale securities + amount available under revolver
5 -	Net debt = current portion of long-term debt + long-term debt + finance lease obligations + operating lease obligations – cash and cash equivalents - available-for-sale securities
Contacts

Investor Relations
IR@suncountry.com
Media
mediarelations@suncountry.com

Forward Looking Statements
This press release contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this press release, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management, and expected market growth are forward-looking statements. The forward-looking statements are relating to:
• our strategy, outlook and growth prospects;
• our operational and financial targets and dividend policy;
• general economic trends and trends in the industry and markets;
• potential repurchases of our common stock; and
• the competitive environment in which we operate.
These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements.
These forward-looking statements reflect our views with respect to future events as of the date of this press release and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this press release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release. We anticipate that subsequent events and developments will cause our views to change. You should read this press release completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements. Additional information concerning certain factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.
Non-GAAP Financial Measures
We sometimes use information that is derived from the Condensed Consolidated Financial Statements, but that is not presented in accordance with GAAP. We believe these non-GAAP measures provide a meaningful comparison of our results to others in the airline industry and our prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP. Further, our non-GAAP information may be different from the non-GAAP information provided by other companies. We believe certain charges included in our operating expenses on a GAAP basis make it difficult to compare our current period results to prior periods as well as future periods and guidance. The tables below show a reconciliation of non-GAAP financial measures used in this document to the most directly comparable GAAP financial measures.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts) (Unaudited- amounts may not recalculate due to rounding)

	Three Months Ended June 30,
	2024	2023	% Change
Operating Revenues:
Scheduled Service	$88,078	$111,467	(21.0)
Charter	51,009	49,626	2.8
Ancillary	77,308	66,773	15.8
Passenger	216,395	227,866	(5.0)
Cargo	25,447	25,017	1.7
Other	12,539	8,203	52.9
Total Operating Revenue	254,381	261,086	(2.6)

Operating Expenses:
Aircraft Fuel	62,188	52,360	18.8
Salaries, Wages, and Benefits	79,359	75,919	4.5
Aircraft Rent	—	779	(100.0)
Maintenance	17,339	15,942	8.8
Sales and Marketing	8,392	8,507	(1.4)
Depreciation and Amortization	23,631	22,355	5.7
Ground Handling	11,368	9,747	16.6
Landing Fees and Airport Rent	13,723	11,944	14.9
Other Operating, net	26,016	27,946	(6.9)
Total Operating Expenses	242,016	225,499	7.3
Operating Income	12,365	35,587	(65.3)

Non-operating Income (Expense):
Interest Income	1,800	2,545	(29.3)
Interest Expense	(11,077)	(11,239)	(1.4)
Other, net	(4)	(143)	(97.2)
Total Non-operating Expense, net	(9,281)	(8,837)	5.0

Income before Income Tax	3,084	26,750	(88.5)
Income Tax Expense	1,272	6,132	(79.3)
Net Income	$1,812	$20,618	(91.2)

Net Income per share to common stockholders:
Basic	$0.03	$0.37	(91.9)
Diluted	$0.03	$0.35	(91.4)
Shares used for computation:
Basic	52,689,408	56,084,759	(6.1)
Diluted	54,792,848	59,712,048	(8.2)

	Six Months Ended June 30,
	2024	2023	% Change
Operating Revenues:
Scheduled Service	$229,272	$264,124	(13.2)
Charter	98,321	95,813	2.6
Ancillary	163,466	135,198	20.9
Passenger	491,059	495,135	(0.8)
Cargo	49,395	48,378	2.1
Other	25,410	11,688	117.4
Total Operating Revenue	565,864	555,201	1.9

Operating Expenses:
Aircraft Fuel	132,492	124,650	6.3
Salaries, Wages, and Benefits	161,597	151,349	6.8
Aircraft Rent	—	2,259	(100.0)
Maintenance	34,156	28,981	17.9
Sales and Marketing	19,071	18,436	3.4
Depreciation and Amortization	47,440	41,815	13.5
Ground Handling	20,522	18,917	8.5
Landing Fees and Airport Rent	28,452	22,889	24.3
Other Operating, net	54,593	54,535	0.1
Total Operating Expenses	498,323	463,831	7.4
Operating Income	67,541	91,370	(26.1)

Non-operating Income (Expense):
Interest Income	4,248	5,286	(19.6)
Interest Expense	(22,189)	(19,869)	11.7
Other, net	42	(355)	(111.8)
Total Non-operating Expense, net	(17,899)	(14,938)	19.8

Income before Income Tax	49,642	76,432	(35.1)
Income Tax Expense	12,517	17,486	(28.4)
Net Income	$37,125	$58,946	(37.0)

Net Income per share to common stockholders:
Basic	$0.70	$1.05	(33.3)
Diluted	$0.67	$0.99	(32.3)
Shares used for computation:
Basic	52,861,973	56,364,170	(6.2)
Diluted	55,095,265	59,630,008	(7.6)

KEY OPERATING STATISTICS - amounts may not recalculate due to rounding
The following tables presents key operating statistics and metrics for the three and six months ended June 30, 2024 and 2023.

	Three Months Ended June 30,
	2024	2023	% Change
Scheduled Service Statistics:
Revenue passenger miles (RPMs) – thousands	1,392,312	1,216,261	14.5
Available seat miles (ASMs) – thousands	1,675,927	1,417,778	18.2
Load factor	83.1%	85.8%	(2.7)	(3)
Revenue passengers carried	1,167,039	1,005,126	16.1
Departures	7,681	6,401	20.0
Block hours	23,400	19,561	19.6
Scheduled service TRASM(1) - cents	10.03	12.74	(21.3)
Average base fare per passenger	$75.47	$110.90	(31.9)
Ancillary revenue per passenger	$66.24	$66.43	(0.3)
Total fare per passenger	$141.71	$177.33	(20.1)
Fuel gallons - thousands	18,019	15,128	19.1

Charter Statistics:
Departures	2,537	2,759	(8.0)
Block hours	5,089	5,666	(10.2)
Available seats miles (ASMs) - thousands	309,857	337,319	(8.1)
Fuel gallons - thousands	3,599	4,023	(10.5)

Cargo Statistics:
Departures	3,246	3,184	1.9
Block hours	8,363	8,570	(2.4)

Total System Statistics:
Average passenger aircraft	42.2	42.0	0.5
Passenger aircraft – end of period	44	43	2.3
Cargo aircraft – end of period	12	12	—
Leased aircraft – end of period	7	5	40.0
Available seat miles (ASMs) – thousands	2,011,921	1,780,340	13.0
Departures	13,610	12,495	8.9
Block hours	37,281	34,230	8.9
Daily utilization – hours	7.5	6.7	11.9
Average stage length – miles	1,054	1,046	0.8
Total revenue per ASM (TRASM) - cents	10.89	12.93	(15.8)
Cost per ASM (CASM) - cents	12.03	12.67	(5.1)
Adjusted CASM(2) - cents	7.49	7.88	(4.9)
Fuel gallons - thousands	21,864	19,399	12.7
Fuel cost per gallon	$2.86	$2.71	5.5
Employees at end of period	3,079	2,749	12.0
1 – See note 3 in end notes
2 – See note 4 in end notes
3- Percentage point difference

	Six Months Ended June 30,
	2024	2023	% Change
Scheduled Service Statistics:
Revenue passenger miles (RPMs) – thousands	3,047,163	2,648,392	15.1
Available seat miles (ASMs) – thousands	3,568,818	3,043,506	17.3
Load factor	85.4%	87.0%	(1.6)	(3)
Revenue passengers carried	2,324,550	2,003,364	16.0
Departures	14,850	12,578	18.1
Block hours	48,896	41,503	17.8
Scheduled service TRASM(1) - cents	11.18	13.31	(16.0)
Average base fare per passenger	$98.63	$131.84	(25.2)
Ancillary revenue per passenger	$70.32	$67.49	4.2
Total fare per passenger	$168.95	$199.33	(15.2)
Fuel gallons - thousands	38,069	32,511	17.1

Charter Statistics:
Departures	4,829	5,128	(5.8)
Block hours	9,989	10,720	(6.8)
Available seats miles (ASMs) - thousands	608,915	639,231	(4.7)
Fuel gallons - thousands	7,032	7,550	(6.9)

Cargo Statistics:
Departures	6,207	6,211	(0.1)
Block hours	16,052	16,346	(1.8)

Total System Statistics:
Average passenger aircraft	42.1	41.7	1.0
Passenger aircraft – end of period	44	43	2.3
Cargo aircraft – end of period	12	12	—
Leased aircraft – end of period	7	5	40.0
Available seat miles (ASMs) – thousands	4,223,807	3,725,341	13.4
Departures	26,149	24,167	8.2
Block hours	75,717	69,313	9.2
Daily utilization – hours	7.8	7.0	11.4
Average stage length – miles	1,150	1,132	1.6
Total revenue per ASM (TRASM) - cents	11.77	13.45	(12.5)
Cost per ASM (CASM) - cents	11.80	12.45	(5.2)
Adjusted CASM(2) - cents	7.28	7.47	(2.5)
Fuel gallons - thousands	45,540	40,472	12.5
Fuel cost per gallon	$2.94	$3.10	(5.2)
Employees at end of period	3,079	2,749	12.0
1 – See note 3 in end notes
2 – See note 4 in end notes
3- Percentage point difference

SUMMARY BALANCE SHEET (Dollars in millions) (amounts may not recalculate due to rounding)

	June 30, 2024	December 31, 2023	% Change
	(Unaudited)
Cash & Cash Equivalents	$26.9	$46.3	(41.9)
Other Current Assets	186.8	225.1	(17.0)
Total Current Assets	213.7	271.4	(21.3)
Total Property & Equipment, net	1,002.4	969.0	3.4
Other	387.8	383.3	1.2
Total Assets	1,603.9	1,623.6	(1.2)

Air Traffic Liabilities	116.9	158.0	(26.0)
Current Finance Lease Obligations	34.1	44.8	(23.9)
Current Operating Lease Obligations	2.4	2.2	9.1
Current Maturities of Long-Term Debt, net	75.9	74.2	2.3
Income Tax Receivable Agreement Liability	8.0	3.3	142.4
Other Current Liabilities	130.0	136.2	(4.6)
Total Current Liabilities	367.3	418.6	(12.3)
Finance Lease Obligations	263.2	232.5	13.2
Operating Lease Obligations	15.4	16.6	(7.2)
Long-Term Debt, net	289.6	327.5	(11.6)
Income Tax Receivable Agreement Liability	89.7	97.8	(8.3)
Other	31.9	16.2	96.9
Total Liabilities	1,057.0	1,109.2	(4.7)

Total Stockholders’ Equity	$546.9	$514.4	6.3

SUMMARY CASH FLOW (Dollars in millions) (Unaudited - amounts may not recalculate due to rounding)

	Six Months Ended June 30,
	2024	2023	% Change
Net Cash Provided by Operating Activities	$38.9	$95.7	(59.4)

Purchases of Property & Equipment	(38.2)	(192.4)	(80.1)
Other, net	41.8	24.3	72.0
Net Cash Provided by (Used in) Investing Activities	3.5	(168.0)	NM

Common Stock Repurchases	(11.5)	(22.2)	(48.2)
Proceeds from Borrowing	10.0	119.2	(91.6)
Repayment of Finance Lease Obligations	(20.9)	(8.7)	140.2
Repayment of Borrowings	(46.8)	(21.8)	114.7
Other, net	(2.9)	(2.8)	3.6
Net Cash Provided by (Used in) Financing Activities	(72.0)	63.6	NM

Net Decrease in Cash, Cash Equivalents and Restricted Cash	(29.6)	(8.7)	240.2
Cash, Cash Equivalents and Restricted Cash – Beginning of the Period	63.7	102.9	(38.1)
Cash, Cash Equivalents and Restricted Cash – End of the Period	$34.0	$94.2	(63.9)
NM - not meaningful

NON-GAAP FINANCIAL MEASURES
Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Pre-tax Margin, Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Pre-tax Margin, Adjusted Net Income, Adjusted Net Income per share, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP measures included as supplemental disclosure because we believe they are useful indicators of our operating performance. Derivations of Operating Income and Net Income are well recognized performance measurements in the airline industry that are frequently used by our management, as well as by investors, securities analysts and other interested parties in comparing the operating performance of companies in our industry.
The measures described above have limitations as analytical tools. Some of the limitations applicable to these measures include: they do not reflect the impact of certain cash and non-cash charges resulting from matters we consider not to be indicative of our ongoing operations; and other companies in our industry may calculate these non-GAAP measures differently than we do, limiting each measure’s usefulness as a comparative measure. Because of these limitations, the following non-GAAP measures should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP and may not be the same as or comparable to similarly titled measures presented by other companies due to the possible differences in the method of calculation and in the items being adjusted.
For the aforementioned reasons, Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Pre-tax Margin, Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Adjusted EBITDA Margin have significant limitations which affect their use as indicators of our profitability. Accordingly, readers are cautioned not to place undue reliance on this information.

Reconciliation of GAAP Operating Income to Adjusted Operating Income Dollars in millions – Unaudited - amounts may not recalculate due to rounding
The following table presents the reconciliation of GAAP operating income to adjusted operating income.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Operating Revenue	$254.4	$261.1	$565.9	$555.2
Operating Income	12.4	35.6	67.5	91.4
Stock Compensation Expense	1.6	4.4	3.1	7.1
Adjusted Operating Income	$13.9	$40.0	$70.6	$98.5

Operating Income Margin	4.9%	13.6%	11.9%	16.5%
Adjusted Operating Income Margin	5.5%	15.3%	12.5%	17.7%

Reconciliation of GAAP Income Before Income Tax to Adjusted Income Before Income Tax Dollars in millions – Unaudited - amounts may not recalculate due to rounding
The following table presents the reconciliation of GAAP income before income tax to adjusted income before income tax.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net Income	$1.8	$20.6	$37.1	$58.9
Add: Provision for Income Tax Expense	1.3	6.1	12.5	17.5
Income Before Income Tax, as reported	3.1	26.8	49.6	76.4
Pre-tax margin	1.2%	10.2%	8.8%	13.8%

Stock Compensation Expense	1.6	4.4	3.1	7.1
Tax Receivable Agreement adjustment (1)	—	—	—	(0.4)
Secondary offering costs	—	0.1	—	0.6
Adjusted Income Before Income Tax	$4.7	$31.3	$52.7	$83.8

Adjusted Pre-tax margin	1.8%	12.0%	9.3%	15.1%

(1)	This represents the adjustment to the TRA for the period, which is recorded in Non-Operating Income (Expense)

Reconciliation of GAAP Net Income and Earnings per Share to Adjusted Net Income and Adjusted Earnings per Share
Dollars and shares in millions, except for per share – Unaudited - amounts may not recalculate due to rounding

The following table presents the reconciliation of GAAP net income and earnings per share to adjusted net income and adjusted earnings per share.

	Three Months Ended June 30,
	2024		2023
	Dollars	Per Share - diluted	Dollars	Per Share - diluted
Net Income	$1.8	$0.03	$20.6	$0.35
Stock Compensation Expense	1.6	0.03	4.4	0.07
Tax Receivable Agreement adjustment (1)	—	—	—	—
Secondary offering costs	—	—	0.1	0.00
Income tax effect of adjusting items, net (2)	(0.4)	(0.01)	(1.0)	(0.02)
Adjusted Net Income	$3.0	$0.06	$24.1	$0.40

Diluted share count	54.8		59.7

	Six Months Ended June 30,
	2024		2023
	Dollars	Per Share - diluted	Dollars	Per Share - diluted
Net Income	$37.1	$0.67	$58.9	$0.99
Stock Compensation Expense	3.1	0.06	7.1	0.12
Tax Receivable Agreement adjustment (1)	—	—	(0.4)	(0.01)
Secondary offering costs	—	—	0.6	0.01
Income tax effect of adjusting items, net (2)	(0.7)	(0.01)	(1.8)	(0.03)
Adjusted Net Income	$39.5	$0.72	$64.5	$1.08

Diluted share count	55.1		59.6

(1)	This represents the adjustment to the TRA for the period, which is recorded in Non-Operating Income (Expense)
(2)	The tax effect of adjusting items, net is calculated at the Company’s statutory rate for the application period

Reconciliation of GAAP Net Income to Adjusted EBITDA Dollars in millions – Unaudited - amounts may not recalculate due to rounding
The following tables present the reconciliation of net income to adjusted EBITDA for the periods presented below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net Income	$1.8	$20.6	$37.1	$58.9
Interest Income	(1.8)	(2.5)	(4.2)	(5.3)
Interest Expense	11.1	11.2	22.2	19.9
Stock Compensation Expense	1.6	4.4	3.1	7.1
Tax Receivable Agreement adjustment (1)	—	—	—	(0.4)
Secondary offering costs	—	0.1	—	0.6
Provision for Income Taxes	1.3	6.1	12.5	17.5
Depreciation and Amortization	23.6	22.4	47.4	41.8
Adjusted EBITDA	$37.6	$62.3	$118.1	$140.2

Adjusted EBITDA margin	14.8%	23.9%	20.9%	25.3%

(1)	This represents the adjustment to the TRA for the period, which is recorded in Non-Operating Income (Expense)

Adjusted CASM
Adjusted CASM is a non-GAAP measure derived from CASM by excluding fuel costs, costs related to our cargo operations, stock based compensation, depreciation and amortization recognized on certain assets that generate lease income, certain commissions and other costs of selling our vacations product from this measure as these costs are unrelated to our airline operations and improve comparability to our peers. Adjusted CASM is an important measure used by management and by our board of directors in assessing quarterly and annual cost performance. Adjusted CASM is also a measure commonly used by industry analysts and we believe it is an important metric by which they compare our airline to others in the industry, although other airlines may exclude certain other costs in their calculation of Adjusted CASM. The measure is also the subject of frequent questions from investors.

Adjusted CASM excludes fuel costs. By excluding volatile fuel costs that are outside of our control from our unit metrics, we believe that we have better visibility into the results of operations and our non-fuel cost initiatives. Our industry is highly competitive and is characterized by high fixed costs, so even a small reduction in non-fuel operating costs can lead to a significant improvement in operating results. In addition, we believe that all domestic carriers are similarly impacted by changes in jet fuel costs over the long run, so it is important for management and investors to understand the impact and trends in company-specific cost drivers, such as labor rates, aircraft and maintenance costs, and productivity, which are more controllable by management.
We have excluded costs related to the cargo operations and depreciation recognized on our aircraft and flight equipment held for operating lease as these operations do not create ASMs. We have entered into a series of transactions where we act as an aircraft lessor. As of June 30, 2024, we leased or subleased seven aircraft. Depreciation expense on these aircraft materially began during the three months ended June 30, 2023. Adjusted CASM further excludes other adjustments, as defined in the relevant reporting period, that are not representative of the ongoing costs necessary to our airline operations and may improve comparability between periods. We also exclude stock compensation expense when computing Adjusted CASM. The Company’s compensation strategy includes the use of stock-based compensation to attract and retain employees and executives and is principally aimed at aligning their interests with those of our stockholders and at long-term employee retention, rather than to motivate or reward operational performance for any particular period. Thus, stock-based compensation expense varies for reasons that are generally unrelated to operational decisions and performance in any period.
As derivations of Adjusted CASM are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, derivations of Adjusted CASM as presented may not be directly comparable to similarly titled measures presented by other companies. Adjusted CASM should not be considered in isolation or as a replacement for CASM. For the aforementioned reasons, Adjusted CASM has significant limitations which affect its use as an indicator of our profitability. Accordingly, readers are cautioned not to place undue reliance on this information.

Reconciliation of CASM to Adjusted CASM Amounts may not recalculate due to rounding, dollar amounts in millions
The following table presents the reconciliation of CASM to Adjusted CASM.

	Three Months Ended June 30,
	2024		2023
	Operating Expenses - mm	Per ASM (cents)	Operating Expenses - mm	Per ASM (cents)
CASM	$242.0	12.03	$225.5	12.67
Less:
Aircraft Fuel	62.2	3.09	52.4	2.94
Stock Compensation Expense	1.6	0.08	4.4	0.25
Cargo expenses, not already adjusted above	25.3	1.26	26.0	1.46
Sun Country Vacations	0.3	0.01	0.3	0.01
Leased Aircraft, Depreciation and Amortization Expense (1)	2.1	0.10	2.3	0.13
Adjusted CASM	$150.7	7.49	$140.2	7.88

Available seat miles (ASMs) - mm	2,011.9		1,780.3

	Six Months Ended June 30,
	2024		2023
	Operating Expenses - mm	Per ASM (cents)	Operating Expenses - mm	Per ASM (cents)
CASM	$498.3	11.80	$463.8	12.45
Less:
Aircraft Fuel	132.5	3.14	124.7	3.35
Stock Compensation Expense	3.1	0.07	7.1	0.19
Cargo expenses, not already adjusted above	50.2	1.19	50.8	1.36
Sun Country Vacations	0.8	0.02	0.7	0.02
Leased Aircraft, Depreciation and Amortization Expense (1)	4.3	0.10	2.3	0.06
Adjusted CASM	$307.4	7.28	$278.3	7.47

Available seat miles (ASMs) - mm	4,223.8		3,725.3

(1)	Includes both the Company's Owned Aircraft Held for Operating Lease as well as subleased aircraft. These aircraft are leased to unaffiliated third parties.